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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of May 12 , 1999, by and between Walter J. Fritschner, an individual resident of the State of Texas ("Employee"), and Horizon Medical Products, Inc., a Georgia corporation (the "Employer").

                              W I T N E S S E T H:

         WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1         EMPLOYMENT.

         Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as Senior Vice President and Chief Financial Officer of Employer. Employee agrees to devote his full business time and best efforts to the performance of the duties that the Board of Directors of Employer (the "Board of Directors") or the Chief Executive Officer of Employer may assign Employee from time to time, which duties will be consistent with Employee's position and title.

         SECTION 2         TERM OF EMPLOYMENT.

         The term of Employee's employment hereunder (the "Term") shall be from May 12, 1999 (the "Effective Date") until termination upon the occurrence of any of the following events, provided that the Term shall expire on May 12, 2004 if not previously terminated:

                  (I) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of five (5) consecutive months during the Term hereof, as determined by the Board of Directors, by reason of mental or physical disability);

                  (II) The termination by Employer of Employee's employment hereunder, upon prior written notice to Employee, for "good cause". For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, or embezzlement,
                           (B) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or an affiliate of Employer, or in misconduct or unlawful or improper activities materially damaging to the business of Employer or an affiliate of Employer, or
                           (C) if Employee fails to comply with the terms of this Agreement, and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once
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                           received such notice of failure and having so
                           corrected such failure, Employee at any time thereafter again so fails, provided, that Employee will be given the opportunity to explain his position in the matter at a meeting of the Board of Directors of Employer prior to any termination under this clause (C), or (D) if Employee wilfully neglects or breaches his duties or engages in intentional misconduct in discharging his duties as an officer and employee of the Employer, or (E) if Employee fails to meet the quarterly or annual management business objectives specifically for Employee that are mutually agreed to by the Chief Executive Officer of Employer and Employee and such failure has an adverse effect on Employer or its stock price;

                  (III) The termination of this Agreement by Employee upon at least ninety (90) days prior written notice;

                  (IV) The termination of this Agreement by Employer without cause upon at least thirty (30) days prior written notice; or

                  (V) The termination of this Agreement by mutual written agreement of Employer and Employee.

         SECTION 3         COMPENSATION.

                  3.1 TERM OF EMPLOYMENT. Employer will provide Employee with the following salary, expense reimbursement, and additional employee benefits during the term of employment hereunder:

                  (A) SALARY. Employee will be paid a salary (the "Salary") of no less than One Hundred Eighty Three Thousand Two Hundred Sixty Dollars ($183,260.00) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Salary shall be reviewed by the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee") of Employer on at least an annual basis, but shall not be below $183,260.00.

                  (B) BONUS. Employee will be entitled to an annual bonus for 1999 (the "Bonus") equal to (i) thirty-five percent (35%) of his Salary, based upon the achievement during 1999 by the Employer of net income per share-basic in excess of fifty cents (50 cents) per share, or (ii) twenty percent (20%) of his Salary, based upon the achievement during 1999 by the Employer of net income per share-basic in excess of forty-five cents (45 cents) per share but not greater than fifty cents (50 cents) per share, or (iii) ten percent (10%) of his Salary, based upon the achievement during 1999 by Employer of net income per


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                           share-basic of forty-three cents (43 cents) per
                           share or more but not greater than forty-five cents (45 cents) per share. For each calendar year during the Term after 1999, Employee will be entitled to earn an annual bonus, based upon 35%, 20%, or 10% of the Salary, if Employer achieves for the calendar year the earnings per share goals for each such percentage that are established by the Board of Directors or the Compensation Committee of the Board of Directors of Employer. Any Bonus earned shall be paid promptly upon the availability of annual financial results for the previous calendar year (which is expected to occur in the second month of the following calendar year).

                  (C) CAR ALLOWANCE AND COUNTRY CLUB DUES. Employer shall provide Employee with a monthly allowance of $1,000.00 for automobile, country club dues, and tax/financial planning for Employee.

                  (D) VACATION. Employee shall receive four (4) weeks vacation time per calendar year during the term of this Agreement. Any unused vacation days in any calendar year may not be carried over to subsequent years, except that the number of days of vacation for 1999 will be prorated. Employer agrees that Employee may take vacation on July 30, 1999 and August 2-6, 1999 as part of his vacation days for 1999.

                  (E) EXPENSES. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer. Reimbursement requests will comply with the Employer's procedures and policies and must be approved by the Chief Executive Officer.

                  (F) BENEFIT PLANS. Employee may participate in such medical, dental, disability, hospitalization, life insurance, and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other vice-president executives of Employer, on the terms and subject to the conditions set forth in such plans, including without limitation Employer's 401(k) Plan.

                  3.2 EFFECT OF TERMINATION. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of Termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. Except in the case of a termination of the employment of Employee pursuant to Section 2(ii) hereof or a termination by Employee of Employee's employment pursuant to
Section 2(iii) hereof, Employee shall be deemed to have earned any Bonus payable with respect to the calendar year in which the Termination Date occurs on a prorated basis (with the Bonus calculated as of the end of the year in which the Termination Date occurs and with proration through the Termination
Date). If Employee's employment hereunder is terminated by Employer pursuant to
Section 2(iv) hereof,


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then, in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) for a period of nine (9) months after the Termination Date in periodic payments (on the same basis as if Employee continued to serve as an employee hereunder for such period) and Employee shall continue to be eligible to participate in the benefit plans and receive the other benefits set forth in Section 3.1(f) above for such period without any additional expense to Employee.

                  3.3 RELOCATION EXPENSES. In connection with the Employee's relocation of his residence from Sugar Land, Texas to Georgia, the Employer will reimburse the Employee for all reasonable costs incurred by the Employee in such relocation, such as moving expenses, any real estate sales commissions that Employee is required to pay upon the sale of his home in Sugar Land, Texas, and closing costs paid by Employee in purchasing a home in Georgia (including without limitation a maximum of two mortgage loan points not to exceed $4,000.00, but excluding, however, any real property ad valorem taxes, casualty insurance premiums, and pre-paid interest). Estimates of such relocation costs will be submitted in advance for approval by the Chief Executive Officer of the Employer. All such reimbursements will be grossed up to cover any income tax related expense to Employee.

                  3.4 HOUSING ALLOWANCE. During the period from the Effective Date through November 12, 1999 or until the Employee's permanent residence is moved to Georgia, whichever date occurs first (the "Relocation Period"), the Employer will provide to Employee in Manchester a company-based furnished apartment with all utilities and related expenses associated with such apartment. During the Relocation Period, the Employer will reimburse the Employee for expenses incurred (airplane and automobile rental) by the Employee and his wife and children in commuting between Georgia and Sugar Land, Texas. Such trips for the Employee and his wife will not exceed one round trip per week and for their children will not exceed one round trip per month.

         SECTION 4         STOCK OPTIONS.

         The Compensation Committee of the Board of Directors of the Employer will grant to Employee options to purchase 50,000 shares of common stock of Employer under and subject to Employer's 1998 Stock Incentive Plan (the "Plan"), and Employer will use its best efforts to finalize such grant prior to June 1, 1999. The option price will be the closing stock price on the day the options are granted by the Compensation Committee. The options will vest on the following schedule under the Plan: 25% on the first anniversary date of the Effective Date, 25% on the second anniversary date of the Effective Date, 25% on the third anniversary date of the Effective Date, and 25% on the fourth anniversary date of the Effective Date; provided, however, that all unvested options will become fully vested and exercisable immediately prior to a Change in Control with respect to Employer (as defined in the Plan).

         SECTION 5         NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  5.1 TRADE SECRETS. During the term of the Employee's employment by the Employer and after the termination of such employment, whether such termination is by the Employee or the Employer, the Employee shall not use or disclose, or permit any unauthorized person access to, any Trade Secrets belonging to the Employer or any third party whose Trade Secrets are in the possession of the Employer.


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                  5.2      CONFIDENTIAL INFORMATION. During the term of the
Employee's employment by the Employer and for a period of two (2) years after termination of such employment, whether such termination is by the Employee or by the Employer, the Employee shall not use or disclose, or permit any unauthorized person access to, any Confidential Information belonging to the Employer or any third party whose Confidential Information is in the possession of the Employer.

                  5.3 DELIVERY OF INFORMATION. Upon request of the Employer and in any event upon the termination of employment with the Employer, the Employee shall deliver to the Employer all memoranda, notes, records, tapes, documentation, disks, manuals, files, or other documents, and all copies thereof, concerning or containing Confidential Information or Trade Secrets that are in the Employee's possession, whether made or compiled by the Employee or furnished to the Employee by the Employer.

                  5.4 DEFINITION OF TRADE SECRETS. For purposes of this Agreement, "Trade Secrets" shall refer to the trade secrets of the Employer as that term is defined in the Official Code of Georgia Annotated, ss.10-1-761, as amended from time to time. Trade Secrets also include any information described herein which the Employer obtains from a third party, which Employer or such third party treats as proprietary or designates as Trade Secrets, whether or not owned or developed by the Employer.

                  5.5 DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" shall mean any data or information, other than Trade Secrets, that is of value to the Employer and is not generally known to competitors of the Employer and that is treated by the Employer as confidential (whether or not such material or information is marked "confidential"). To the extent consistent with the foregoing and to the extent not Trade Secrets, Confidential Information includes, but is not limited to, lists of any information about the Employer's executives and employees, marketing techniques, price lists, pricing policies, business methods, manufacturing processes and records, regulatory files and information, supplier and vendor information and contracts, and financial information. Confidential Information also includes any information described in this paragraph which the Employer obtains from a third party, which the Employer or the third party treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Employer.

         SECTION 6         MISCELLANEOUS.

                  6.1 SEVERABILITY. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.


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                  6.2      NOTICES.

                           EMPLOYER:    Horizon Medical Products, Inc.
                                        ATTN: CHIEF EXECUTIVE OFFICER
                                        Seven North Parkway Square
                                        4200 Northside Parkway, N.W.
                                        Atlanta, Georgia 30327

                           EMPLOYEE:    Walter J. Fritschner
                                        21 DuPont Circle
                                        Sugar Land, Texas 77479

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

                  6.3 BINDING EFFECT. This Agreement inures to the benefit of, and is binding upon, Employer and its successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

                  6.4 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements, and understandings between or among Employer and Employee. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

                  6.5 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

                  6.6 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  6.7 SPECIFIC PERFORMANCE. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in Section 5 of this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

                  6.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    HORIZON MEDICAL PRODUCTS, INC.



                                    By:
                                       -----------------------------------------
                                       Marshall B. Hunt, Chief Executive Officer


                                    EMPLOYEE:




                                    -----------------------------------------
                                    Walter J. Fritschner


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